UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No. ___)

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MOLINA HEALTHCARE, INC.
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Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, CA 90802

April 25, 2018

DEAR STOCKHOLDER:

By now you should have received a copy of Molina Healthcare, Inc.’s 2018 Proxy Statement, along with the proxy card or notice of Internet availability of proxy materials.

We are writing to you today to ask for your support by voting in accordance with the recommendations of our Board of Directors on all proposals. In particular, we are asking for you to vote FOR our say-on-pay proposal (Item 2).

The Board of Directors strongly disagrees with the recommendations recently issued by the proxy advisory firms Glass, Lewis & Co. (“Glass Lewis”) and Institutional Shareholder Services (“ISS”). In its report, Glass Lewis recommended a vote “against” our say-on-pay proposal, and further, due to such disagreement with our say-on-pay proposal, a vote “against” Richard M. Schapiro’s election as a director because Mr. Schapiro is a member of the compensation committee. ISS, in its report, also recommended a vote “against” our say-on-pay proposal.

In opposing our-say-on pay proposal both Glass Lewis and ISS focus principally on the severance payments made to our founders, Joseph M. Molina and John C. Molina, including acceleration of their performance-based equity awards, in connection with the termination of their employment on May 2, 2017. Glass Lewis and ISS assert there is a disconnect between these severance payments and our corporate financial performance, and thus the compensation committee is not pursuing a pay-for-performance philosophy.

We strongly disagree with the Glass Lewis and ISS negative recommendations, for the following reasons, all of which are set forth in our Proxy Statement:

•	Joseph M. Molina and John C. Molina were terminated by the Board of Directors specifically because of the Company’s poor financial performance;

•	The severance payments triggered by the terminations were dictated by the terms of the founder-executives’ employment agreements, and were therefore contractual and non-discretionary;

•
The severance rights triggered in 2017 were put into place in 2002 prior to the Company’s initial public offering, and were not the product of any action by the members of the compensation committee (Mr. Schapiro joined the Board in 2015);

•
The Board, the compensation committee, and Mr. Schapiro acted in the best interests of the Company and our stockholders by terminating Joseph M. Molina and John C. Molina, notwithstanding the significant severance payments incidentally triggered thereby;

•
The compensation committee in all respects adheres to a rigorous pay-for-performance philosophy, and concluding the compensation committee engages in poor pay-for-performance practices based on the unique and one-time circumstances presented by the termination of founder-executives as occurred here is overly formulaic, insufficiently case-specific, and produces an absurd corporate governance result;

•
With regard to the employment agreements over which the compensation committee has had control, none of our remaining executive officers have employment agreements with terms as favorable as the employment agreements of the founder-executives, Joseph M. Molina and John C. Molina (for example, such other agreements do not have acceleration of performance-based equity awards in the event of termination of employment without cause);

•
Regarding the substitutive inducements of a $4,000,000 sign-on bonus and options to purchase 375,000 options of common stock paid in connection with the recruitment of Mr. Zubretsky, the Company’s new chief executive officer, the Board of Directors and compensation committee believe that the impact he has had and will continue to have on the improved financial performance of the Company easily justifies those payments, and is clearly in the best interest of stockholders; and

•
The compensation committee revised the Company’s compensation philosophy for 2018. Rather than targeting compensation between the median and 75th percentile relative to peer executives, the compensation committee will now target compensation at or near the median (with actual compensation positioned below median when performance is below target, and closer to or even above 75th percentile only when performance is strong).

Our Proxy Statement, this supplemental proxy material, and our 2017 Annual Report, are available at
http://www.molinahealthcare.com/members/common/en-us/abtmolina/compinfo/investors/reports/pages/finreports.aspx.

Your vote is important. Our Board of Directors recommends that you vote FOR: (i) the advisory vote on the compensation of our named executive officers (Item 2), and (ii) the election of Mr. Schapiro as a Class I director (Item 1).

We appreciate your time and consideration of these matters and ask for your support of the Board’s recommendations.

By order of the Board of Directors

Jeff D. Barlow
Chief Legal Officer and Secretary